Exhibit 10.1

Execution

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of December 14, 2007 with reference to the Second Amended and Restated Credit Agreement dated as of January 3, 2007 (as heretofore amended, the “Credit Agreement”), among Herbst Gaming, Inc., a Nevada corporation (the “Borrower”), the Lenders referred to therein and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”).  The Credit Agreement has previously been amended pursuant to an Amendment No. 1 dated as of August 14, 2007.  Capitalized terms used but not defined herein are used with the meanings set forth for those terms in the Credit Agreement.   The parties hereto hereby agree with reference to the following facts:

A.            Subject to the terms and conditions set forth in this Amendment, Borrower and the Lenders have agreed to waive the financial covenants set forth in Sections 7.12, 7.13 and 7.14 for the Fiscal Quarter ending September 30, 2007 only, and to thereafter make certain changes to the financial covenants.

B.           Concurrently herewith, Borrower shall:

(i)            use $25,000,000 of its cash on hand to reduce the outstanding principal balance of the Revolving Loans;

(ii)           convert up to $60,000,000 of the outstanding Revolving Loans held by willing Revolving Lenders to funded Term Loans (on terms identical to the existing Term Loans), resulting in an identical reduction to the Aggregate Revolving Commitments;

(iii)          further reduce the amount of the Revolving Commitments by an additional $15,000,000.

C.            Giving effect to the transactions contemplated by clause B above, the Aggregate Revolving Commitments shall be in the principal amount of $100,000,000 (with approximately $46,000,000 outstanding thereunder) and the aggregate outstanding principal amount of the Term Loans shall be $755,600,000.

D.            Borrower has agreed to increase the pricing associated with the Obligations, all as set forth below.

E.             Borrower has also agreed to terminate its right to increase the lending commitments under the Credit Agreements pursuant to Section 2.16 thereof.

NOW, THEREFORE, Borrower and the Administrative Agent, acting with the consent of the Requisite Lenders pursuant to Section 10.01 of the Credit Agreement, agree to amend the Credit Agreement as follows:

1.             Defined Terms.  The following terms defined in Section 1.01 of the Credit Agreement are hereby amended to read in full as follows (or, where not previously defined, to read in full as follows), with each such amendment deemed effective from the effective date of this Amendment:

“Aggregate Revolving Commitments” means the commitments of the Revolving Lenders to make Revolving Loans and to participate in Swing Line Loans and the issuance of Letters of Credit, in an aggregate amount not to exceed $100,000,000.  The Aggregate Revolving Commitments are subject to being decreased pursuant to Section 2.08.

“Applicable Rate” means, for each Pricing Period, the rates per annum set forth opposite the Senior Debt to EBITDA Ratio in effect as of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period, provided that (a) prior to the first day of the Pricing Period beginning March 1, 2008, Pricing Level III shall apply, (b) notwithstanding clause (a) above, if Borrower fails to deliver a Compliance Certificate in respect of any Fiscal Quarter prior to the first day of the related Pricing Period, then Pricing Level III shall apply as of the first Business Day of such Pricing Period until the date upon which the required Compliance Certificate is delivered:

Pricing Level	Senior Debt to EBITDA Ratio	Base Rate+	Eurodollar Rate+ Letters of Credit	Revolving Commitment Fee
I	Less than 4.25:1.00	2.25%	3.50%	0.375%
II	Greater than or equal to 4.25:1.00, but less than 4.50:1.00	2.75%	4.00%	0.400%
III	Greater than or equal to 4.50	3.25%	4.50%	0.425%

“Control Agreement” means an agreement establishing “control” over a deposit, brokerage or other similar account in favor of the Administrative Agent (as the term “control” used in Section 9-104 of the Uniform Commercial Code) which is in form and substance acceptable to the Administrative Agent.

“EBITDA” means, with respect to any Person and with respect to any fiscal period (and without duplication as to items (b) though (g)):

(a)           Net Income of such Person for that period; plus

(b)           an amount equal to any extraordinary or non-recurring loss plus any net loss realized by such Person and its Subsidiaries in connection with any Disposition to the extent such losses were deducted in computing Net Income; minus

(c)           any extraordinary or non-recurring gain reflected in such Net Income; plus

(d)           Interest Charges for that period to the extent deducted in computing such Net Income; plus

(e)           pre-opening expenses for that period to the extent deducted in computing such Net Income; plus

(f)            depreciation, amortization and all other non-cash charges for that period to the extent such deducted in computing such Net Income; plus

(g)           any losses (whether cash or non-cash) associated with the prepayment of Indebtedness;

provided, that (i) the EBITDA of any Person (as calculated pursuant to clauses (a) through (g) above) shall include, on a pro forma basis, the results of operations of each other Person (or attributable to any assets) acquired by such Person or any of its Subsidiaries during that period as if such Person or assets had been acquired on the first day of the period, and including any pro forma expense and cost reductions, in each case calculated on a basis consistent with Regulation S-X under the Securities Act, (ii) the EBITDA of any Person (as calculated pursuant to clauses (a) through (g) above) shall exclude, on a pro forma basis, the results of operations of each other Person (or attributable to any assets) sold by such Person or any of its Subsidiaries during that period as if such Person or assets had been sold on the first day of the period, (iii) the EBITDA of Borrower and its Subsidiaries for any period which includes the Fiscal Quarter ending December 31, 2007 shall be increased to the extent Net Income has been reduced by the loss associated with the Borrower’s termination of the Terminated Swap in an amount not to exceed $16,115,000, and (iv) EBITDA of Borrower and its Subsidiaries for the one year period ending on the last day of the Fiscal Quarters ending September 30, 2007, December 31, 2007, March 31, 2008 and June 30, 2008 (but not for any other periods) shall be adjusted on a pro forma basis to add thereto anticipated savings resulting from the re-negotiation of Route Agreements in the amounts set forth below:

Fiscal Quarter Ended	EBITDA Adjustment

September 30, 2007	$11,500,000

December 31, 2007	$11,500,000

March 31, 2008	$6,500,000

June 30, 2008	$1,500,000

“Excess Cash” means, as of each date of determination, the amount by which the unrestricted cash and cash equivalents owned by Borrower and its Subsidiaries as of that date, exceed $85,000,000.

“Funded Debt” means, as of each date of determination, for Borrower and its Subsidiaries on a consolidated basis, (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, plus (b) all purchase money Indebtedness, plus (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, plus (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), plus (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, plus (f) without duplication, all Contingent Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than Borrower or any Subsidiary, plus (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company)

in which Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to Borrower or such Subsidiary.

“Indentures” means the Indentures governing the Senior Subordinated Notes, as amended from time to time.

“Intercreditor Agreement” means an Intercreditor Agreement among Borrower, the Administrative Agent and the holders of Qualifying Second Lien Indebtedness, the form of which shall be acceptable to the Administrative Agent.

“Interest Charge Coverage Ratio” means, as of each date of determination, the ratio of:

(a)           EBITDA for Borrower and its Subsidiaries determined as of that date for the four Fiscal Quarter period then ending (subject to any adjustments thereto required by the definition of “EBITDA”); to

(b)           Adjusted Cash Interest Charges as of that date.

“Qualifying Additional Debt Capital” means, collectively, any Qualifying Second Lien Indebtedness, Qualifying Senior Notes and Qualifying Subordinated Obligations.

“Qualifying Second Lien Indebtedness” means term Indebtedness of Borrower which is issued pursuant to a credit agreement and other documentation which is determined by the Administrative Agent to be substantively similar to the Credit Agreement and the Loan Documents, provided that:

(a)           any Liens granted to secure such Indebtedness or guarantees thereof may only be on Property which secures the Obligations and shall be subject and subordinate to the Liens securing the Obligations pursuant to an Intercreditor Agreement providing in any event for (i) a standstill period of not less than 120 days in favor of the Lenders under the Credit Agreement (during which period the Administrative Agent and the Lenders will have the exclusive right to proceed against the Collateral), (ii) prohibiting  the holders of the Qualifying Second Lien Indebtedness from contesting the validity, perfection or priority of the Liens securing the Obligations, (iii) the release of the Liens supporting the Qualifying Second Lien Indebtedness in the event of the sale or disposition of the Collateral for the Obligations (subject only to the application of any excess proceeds to the Qualifying Second Lien Indebtedness), (iv) consent to any sale under Section 363 of the Bankruptcy Code supported by the majority of the holders of the Obligations (except for rights to a subordinated lien on sale proceeds), and (v) waiver of any right to require “adequate protection” of their lien claims by the holders of the Qualifying Second Lien Indebtedness (except to the extent that the holders of the Obligations receive adequate protection and provided that (A) to the extent that the holders of the Obligations are fully secured, then the holders of the Qualifying Second Lien Indebtedness shall not be prohibited from seeking adequate protection in the form of payments in the amount of current postpetition interest, incurred fees and expenses or other cash payments and (B) the holders of the Qualifying Second Lien Indebtedness may seek a subordinated replacement lien on post-petition assets);

(b)           such Indebtedness shall not require any amortization or have any mandatory prepayments unless the Obligations have been paid in full (or, such prepayment requirements are no more restrictive than, and apply only after satisfaction of, the requirements of the Credit Agreement), or have any increase to the applicable interest rate or pricing following a date certain;

(c)           such Indebtedness shall have a maturity which is not shorter than six months following the final maturity of the Obligations;

(d)           such Indebtedness shall not have the benefit of a cross-default provision in respect of the Obligations with less than a 90 day grace period (but may contain a cross acceleration or cross payment default provision in respect of the Obligations and may be cross defaulted to obligations other than the Obligations in a manner which is similar to the provisions of Section 9.01(e) of the Credit Agreement); and

(e)           any financial covenants benefiting such Indebtedness shall be less restrictive than those benefiting the Obligations.

“Qualifying Senior Notes” means term Indebtedness of Borrower:

(a)           which is issued pursuant to credit documentation which is determined by the Administrative Agent (i) to contain representations, warranties, covenants and defaults which are no more onerous to the Borrower than those contained in the Credit Agreement or, (ii) if such Indebtedness consists of high yield debt securities, to contain representations, warranties, covenants and defaults customary for such debt securities and which are, when considered as a whole, no more restrictive upon Borrower and its Subsidiaries than the corresponding provisions of the Credit Agreement;

(b)           which shall not require any amortization or have any mandatory prepayments unless the Obligations have been or concurrently are paid in full (other than customary offers to redeem or repurchase such Indebtedness upon a change in control or asset sales on terms reasonably acceptable to the Administrative Agent), or have any increase to the applicable interest rate or pricing following a date certain;

(c)           which shall have a maturity which is not shorter than one year following the final maturity of the Obligations; and

(d)           which does not have the benefit of a cross-default provision to any other Indebtedness of Borrower and its Subsidiaries (but may contain a cross acceleration or cross payment default provision).

“Qualifying Subordinated Obligations” means term Indebtedness of Borrower which:

(a)           issued pursuant to credit documentation which is determined by the Administrative Agent to contain subordination terms which are substantively identical to (or more favorable to holders of senior debt than) those contained in the Indentures, and which contains representations, warranties, covenants and events of default which are determined by the Administrative Agent to be substantively similar, when taken as a whole, to those contained in the Indentures (or determined by the Administrative Agent to reflect customary terms for such securities which are, when considered as a whole, no more restrictive upon the Borrower and its Subsidiaries than the corresponding provisions of the Credit Agreement (and including customary exceptions for senior credit facility debt sufficient to allow the facilities contemplated by the Credit Agreement)):

(b)           which shall not require any amortization or have any mandatory prepayments unless the Obligations have been paid in full (other than customary offers to redeem or repurchase such Indebtedness upon a change in control or asset sales on terms reasonably acceptable to the Administrative Agent), or have any increase to the applicable interest rate or pricing following a date certain; and

(c)           which shall have a maturity which is not shorter than one year following the final maturity of the Obligations.

“Senior Debt” means, as of each date of determination, Funded Debt as of that date minus (without duplication) the Subordinated Debt and any Qualifying Additional Debt Capital as of that date.

“Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) the outstanding principal amount of the Senior Debt as of that date minus Excess Cash on that date, to (b) EBITDA for Borrower and its Subsidiaries for the four Fiscal Quarter period then ended.

“Slot Routes” means that portion of the business of Borrower and its Subsidiaries which is operated pursuant to Route Agreements.

“Terminated Swap” means the Secured Swap Agreements established pursuant to the ISDA Master Agreement between Borrower and Wachovia Bank, National Association, which were terminated by Borrower on November 30, 2007 and settled on December 3, 2007.

“Total Debt to EBITDA Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of that date minus Excess Cash on that date, to (b) EBITDA for Borrower and its Subsidiaries determined as of that date for the four Fiscal Quarter period then ending (subject to any adjustments thereto required by the definition of “EBITDA”).

“Zero Balance Account” means any account maintained by Borrower or its Subsidiaries with a financial institution solely for the purpose of payment of payroll checks, payments to vendors or similar items, and in which Borrower and its Subsidiaries maintain no funded balance other than funds remitted to the account following the presentation of checks or other items for payment from such account.

2.             Reduction of the Aggregate Revolving Commitments; Conversion of Revolving Loans.

(a)           Concurrently with the effectiveness of this Amendment, Borrower agrees that the Aggregate Revolving Commitments shall be reduced pursuant to Section 2.08 of the Credit Agreement by $15,000,000.

(b)           Borrower further agrees to convert the Revolving Loans having an aggregate outstanding principal balance of up to $60,000,000 to funded Term Loans, having the same pricing, maturity and other terms as the existing Term Loans concurrently with the effectiveness of this Amendment.  No Revolving Lender shall be required to convert any portion of its Revolving Loans to Term Loans.  No Revolving Lender shall be required to consent to this Amendment as a condition to the conversion of a portion of its Revolving Loans to Term Loans.

(c)           Each Revolving Lender which consents to this Amendment shall be deemed to have requested conversion of its Revolving Loans to Term Loans in an amount determined in accordance with clause (d) this Section unless it notifies the Administrative Agent to the contrary prior to the effective date of this Amendment.  Each Revolving Lender which withholds its consent to this Amendment may also elect to have a portion of its Revolving Loans in an amount determined in accordance with clause (d) of this Section by written notice to the Administrative Agent prior to the Business Day upon which this Amendment becomes effective.

(d)           On the effective date of this Amendment, the Administrative Agent shall calculate the aggregate principal amount of the Revolving Loans held by Revolving Lenders which have requested conversion of their Revolving Loans to Term Loans in accordance with clause (c) above, and:

(1)           If such amount is less than or equal to $60,000,000, the entire amount of such Loans shall be converted to Term Loans; and

(2)           If such amount is greater than $60,000,000, then each Revolving Lender which has requested conversion shall have a ratable amount of its Revolving Loans converted to Term Loans such that Revolving Loans in an aggregate principal amount equal to $60,000,000 are converted to Term Loans.

(e)           The determination of the Administrative Agent of the amount of the Loans to be so converted shall be conclusive in the absence of manifest error.

(f)            Borrower agrees to issue a Term Note to each Lender converting a portion of its Revolving Loans to Term Loans in accordance with this Section promptly upon request by that Lender.

3.             Termination of Increase Option.  The right of Borrower to request increases to the Aggregate Revolving Commitments, Additional Term Loans and Incremental Term Loans pursuant to Section 2.16 is hereby terminated.

4.             Representations and Warranties.  Borrower represents and warrants to the Administrative Agent and the Lenders that:

(a)           Giving effect to the execution and delivery of this Amendment, no Default or Event of Default has occurred and remains continuing;

(b)           The execution, delivery and performance of this Amendment and the transactions contemplated to occur hereunder on the effective date of this Amendment do not violate the terms of the Credit Agreement or any other material Contractual Obligation to which Borrower and its Subsidiaries are a party or affecting their respective Properties in any material respect;

(c)           Each of the representations and warranties set forth in Article 5 of the Credit Agreement (as modified by this Amendment) are true and correct as of the date of this Amendment (other than those representations which relate solely to a prior date, each of which was true as of that date);

(d)           The Obligations are payable to the Lenders pursuant to the terms of the Credit Agreement without deduction, counterclaim or offset of any type or nature;

(e)           Giving effect to the transactions contemplated by this Amendment, including all resulting prepayments of the Loans, the aggregate consolidated cash balances maintained by Borrower and its Subsidiaries were not less than $85,000,000;

(f)            The execution, delivery and performance by each Loan Party of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not:

(i)            contravene the terms of any Loan Party’s Organization Documents;

(ii)           conflict with or result in any breach or contravention of (A) any Contractual Obligation to which any Loan Party is a party or affecting such Loan Party of its properties, or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject;

(iii)          result in the creation of any Lien under an instrument, document or agreement governing Indebtedness of any Loan Party (other than the Liens in favor of the Administrative Agent contemplated by Section 7.01(m)) or require any prepayment thereunder (other than the prepayments contemplated by this Amendment); or

(iv)          violate any Law.

(g)           To the best knowledge of Borrower, the aggregate annual savings to Borrower and its Subsidiaries resulting from renegotiations of Route Agreements during the period between June 1, 2007 and November 15, 2007, determined in accordance with GAAP, is not less than $19,500,000; and

(h)           Each deposit, brokerage or other similar account maintained by Borrower and its Subsidiaries is listed on Exhibit A to this Amendment.

5.             Waiver of Financial Covenants.  In reliance upon the representations and warranties set forth in the preceding Section, the Lenders hereby waive compliance with the covenants set forth in Sections 7.12 through 7.14 of the Credit Agreement for the Fiscal Quarter ended September 30, 2007 only (together with any delay in the submission of the Borrower’s Compliance Certificate for such Fiscal Quarter).  This is a one time waiver only, and the Borrower shall comply with such Sections, as amended hereby, as of December 31, 2007 and the last day of each subsequent Fiscal Quarter.

6.             Revised Form of Compliance Certificate – Exhibit B.  The form of the Compliance Certificate required by the Credit Agreement is hereby amended to be as set forth on Exhibit B hereto.

7.             Control Agreements.  Prior to the issuance of any Qualifying Additional Debt Capital other than Subordinated Obligations, Borrower shall, and shall cause each of its Subsidiaries to, enter into Control Agreements in respect of each deposit, brokerage or other similar account which is maintained by Borrower and its Subsidiaries, including without limitation those described on Exhibit A hereto, provided that (i) no Control Agreements shall be required in respect of Zero-Balance Accounts, and (ii) each Control Agreement shall permit the Borrower and its Subsidiaries to freely access the related account and to make investments, withdrawals and other transfers unless and until an Event of Default has occurred.  Thereafter, Borrower and its Subsidiaries shall not maintain any deposit, brokerage or other similar account (other than any Zero Balance Account) which is not the subject of a Control Agreement in favor of the Administrative Agent.

Notwithstanding any Control Agreement or the exercise by the Administrative Agent of any rights thereunder following any Event of Default, the Administrative Agent may, but shall not be obligated to, from time to time release from any deposit account which is subject to a Control Agreement any amount requested by Borrower for the payment of payroll or other operating expenses of Borrower and its Subsidiaries (other than debt service in respect of Indebtedness other than the Obligations) without the requirement of prior notice to or consent from the Lenders, provided that the Required Lenders may terminate the authority granted by this paragraph in their discretion by written notice to the Administrative Agent.

8.             Section 5.05(c) – MAE Bringdown.  Section 5.05(c) of the Credit Agreement is hereby amended to read in full as follows:

“(c)         as of the date of each Credit Extension, since September 30, 2007, there has been no event or circumstances, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.”

9.             Section 6.01 - Monthly Reporting.  Section 6.01 of the Credit Agreement is hereby amended to add new clauses (d) and (e) thereto, to read in full as follows:

“(d)         as soon as available, but in any event on or prior to the 25th day of the succeeding calendar month (including any calendar month which is the last month in any Fiscal Quarter or Fiscal Year), Borrower shall deliver monthly financial statements in a format similar to those attached as Exhibit C hereto.  It is acknowledged and agreed that the monthly financial statements contemplated by this clause (d) are (i) internal documents and not prepared for release to the public, (ii) subject to quarter-end and year-end adjustments in accordance with management decisions, and (iii) provided to the Lenders for informational purposes only and should not be relied upon.  By accepting such financial statements, each Lender agrees that the representation and warranty set forth in Section 5.15 shall not apply to such financial statements.  It is acknowledged and agreed that the materials delivered pursuant to this clause (d) are intended to be distributed only to those Lenders which have elected to be treated as “private-side” Lenders in accordance with Section 6.02, and that Borrower shall mark them conspicuously as “Private-Side Only.”

(e)           as soon as available, but in any event within 25 days after the end of each calendar month (including any calendar month which is the last month in any Fiscal Quarter or Fiscal Year), a report listing any new deposit, brokerage or other similar accounts opened by Borrower or its Subsidiaries.”

10.           Section 7.01 – Liens Supporting Qualifying Second Lien Obligations.  Section 7.01 of the Credit Agreement is hereby amended to add a new clause (n) thereto, to read in full as follows:

“(n)         Liens and Negative Pledges securing Qualifying Second Lien Obligations in an aggregate principal amount not to exceed $275,000,000 on or with respect to Property of Borrower and its Subsidiaries which serves as Collateral for the Obligations, provided that such Liens and Negative Pledges are subject and subordinate to the Liens and Negative Pledges benefiting the Obligations pursuant to an Intercreditor Agreement.”

11.           Section 7.03 – Qualifying Additional Debt Capital.  Section 7.03 of the Credit Agreement is hereby amended so that (a) thereof reads in full as follows:

“(a)         Indebtedness under the Loan Documents and refinancings thereof consisting of Qualifying Additional Debt Capital in an aggregate principal amount not to exceed $275,000,000 (and guarantees of such Qualifying Additional Debt Capital by Subsidiaries of Borrower which have guaranteed the Obligations under this Agreement and the other Loan Documents), provided that, giving effect to the issuance of such Qualifying Additional Debt Capital and any application of the proceeds thereof to other Indebtedness of Borrower and its Subsidiaries which will occur on the date of such issuance (in each case on a pro forma basis as of the last day of the then most recently ended Fiscal Quarter of Borrower for which financial statements are required to have been delivered pursuant to Section 6.01 of the Credit Agreement), Borrower shall be in pro forma compliance with Sections 7.12 and 7.13 of the Credit Agreement.”

12.           Section 7.06 – Certain Restricted Payments.   Section 7.06(e) of the Credit Agreement is hereby amended to read in full as follows:

“(e)  if, as of the last day of any Fiscal Year ended after December 31, 2007, the Total Debt to EBITDA Ratio is less than 5.00:1.00 then, during the succeeding Fiscal Year, Borrower may declare and pay such dividends in an aggregate amount not to exceed the Company Percentage of Excess Cash Flow for the preceding Fiscal Year, provided further that (i) any portion of the permitted amount not paid in any Fiscal Year may be paid in subsequent Fiscal Years, (ii) prior to the making of any such payment, Borrower shall have made all prepayments then required by Section 2.07, and (iii) after adding the amount of such cash dividends to the numerator of the Total Debt to EBITDA Ratio and Senior Debt to EBITDA Ratio as of the last day of the then most recently ended Fiscal Quarter, Borrower shall be in pro forma compliance with the covenants set forth in Sections 7.12 and 7.13.”

13.           Section 7.12 – Senior Debt to EBITDA Ratio.  Section 7.12 of the Credit Agreement is hereby amended to read in full as follows:

“7.12  Senior Debt to EBITDA Ratio.  Permit the Senior Debt to EBITDA Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period:

Period	Maximum Senior Debt to EBITDA Ratio
December 31, 2007 through September 30, 2008	6.85:1.00
December 31, 2008 through June 30, 2009	4.50:1.00
September 30, 2009 and December 31, 2009	4.30:1.00
March 31, 2010 and June 30, 2010	4.25:1.00
September 30, 2010 and December 31, 2010	4.00:1.00
March 31, 2011 and June 30, 2011	3.95:1.00
September 30, 2011 and December 31, 2011	3.90:1.00
March 31, 2012 and June 30, 2012	3.85:1.00
September 30, 2012 and thereafter	3.65:1.00.”

14.           Section 7.13 - Total Debt to EBITDA Ratio.  Section 7.13 of the Credit Agreement is hereby amended to read in full as follows:

“7.13  Total Debt to EBITDA Ratio.  Permit the Total Debt to EBITDA Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to exceed the ratio set forth below opposite that period:

Period	Maximum Total Debt to EBITDA Ratio
December 31, 2007 through December 31, 2008	9.65:1.00
March 31, 2009 and June 30, 2009	9.60:1.00
September 30, 2009 and December 31, 2009	9.25:1.00
March 31, 2010 and June 30, 2010	9.10:1.00
September 30, 2010 and December 31, 2010	8.60:1.00
March 31, 2011 and June 30, 2011	8.55:1.00
September 30, 2011 and December 31, 2011	8.50:1.00
March 31, 2012 and June 30, 2012	8.40:1.00
September 30, 2012 and thereafter	8.00:1.00.”

15.           Section 7.14 – Interest Charge Coverage Ratio.  Section 7.14 of the Credit Agreement is hereby amended to read in full as follows:

“7.14  Interest Charge Coverage Ratio.  Permit the Interest Charge Coverage Ratio as of the last day of any Fiscal Quarter ending during a period set forth below to be less than the ratio set forth below opposite that period:

Period	Minimum Interest Charge Coverage Ratio
December 31, 2007 through December 31, 2008	1.10:1.00
March 31, 2009 through June 30, 2010	1.15:1.00
September 30, 2010 through June 30, 2012	1.20:1.00
September 30, 2012 and thereafter	1.25:1.00.”

16.           Section 7.17 – Interest Rate Hedging Arrangements.  Notwithstanding the termination of the Terminated Swap, Borrower shall be deemed in compliance with the terms of Section 7.17 of the Credit Agreement, provided that on or prior to December 31, 2008, Borrower shall enter into new Swap Contracts with one or more of the Lenders (or other Persons reasonably acceptable to the Administrative Agent as to creditworthiness) which (a) are in respect of a notional amount of Indebtedness which is sufficient to result in not less than 50% of the consolidated Indebtedness of Borrower for borrowed money (other than current Indebtedness) as of such date having a fixed interest rate or subject to Swap Contracts which have the effect of fixing the interest rate thereunder, and (b) have economic terms, including rate and tenor, which are reasonably acceptable to the Administrative Agent.

17.           Conditions; Effectiveness.  The effectiveness of this Amendment shall be subject to the following conditions precedent:

(a)           The Administrative Agent shall have received this Amendment executed by Borrower;

(b)           The Administrative Agent shall have received a written consent hereto from Borrower’s Subsidiaries in the form of Exhibit D hereto;

(c)           The Administrative Agent shall have received written consent of the Requisite Lenders as required under Section 10.01 of the Credit Agreement in the form of Exhibit E hereto;

(d)           the Administrative Agent shall have received a memorandum from its counsel acceptable to the Administrative Agent concluding that the terms of the renegotiated Route Agreements provide for annual savings to Borrower and its Subsidiaries in an amount which is not less than $19,500,000 when compared to the prior terms of such Route Agreements.

(e)           Written legal opinions of Gibson, Dunn & Crutcher LLP and local Nevada counsel to Borrower and its Subsidiaries, as to the due authorization, execution and delivery of this Amendment, and the instruments, documents and agreements executed in connection therewith, the absence of conflicts between such agreements and other material instruments, documents to which Borrower and its Subsidiaries are parties, and such other matters as the Administrative Agent may request.

The Administrative Agent shall give prompt written notice of the effectiveness of this Amendment to Borrower and the Lenders (which shall be conclusive evidence that all facts and circumstances in respect of which the Administrative Agent’s approval or consent is required pursuant to this Section have occurred).

18.           Certain Fees.  Borrower agrees that it shall  pay the following fees in connection with this Amendment:

(a)           for the sole account of BAS, an arrangement fee in an amount set forth in a letter agreement between Borrower, BAS and the Administrative Agent; and

(b)           to each Lender which has executed a Consent to this Amendment substantially in the form of Exhibit E, and delivered it to the Administrative Agent prior to 5:00 p.m. (New York City local time) on December 14, 2007, an amendment fee in respect of its Revolving Commitments and Term Loans (in each case, as in effect immediately following the effective date of this Amendment) at the rate advised to the Lenders by the Administrative Agent (which amendment fee rate shall be equal for each Lender approving this Amendment).

The foregoing fees shall be paid to BAS and the Lenders on the same Business Day upon which this Amendment becomes effective (or, if this Amendment becomes effective following 2:00 p.m., New York City local time on any day, on the next Business Day).

19.           Supplemental Prepayment Premium.   Notwithstanding Section 2.07(a) of the Credit Agreement, and in addition to the prepayment premiums required by Section 6 of Amendment No. 1 to the Credit Agreement, in the event that Borrower makes any prepayment of the Term B Loans or the Delay Draw Term B Loans prior to December 15, 2010 (other than the mandatory prepayments required by the terms of Section 2.07(d), (e), (f) or (g) of the Credit Agreement), then Borrower shall concurrently pay to the Lenders holding the Term B Loans or the Delayed Draw Term Loans so prepaid, a prepayment premium of 1% of the principal amount so prepaid, provided that no such prepayment premium shall be required to be paid to the extent that the prepayments are in an aggregate principal amount not in excess of $275,000,000 and are made on or prior to December 31, 2008 using the proceeds of (i) Qualifying Additional Debt Capital or (ii) the proceeds of equity securities issued by Borrower.  Each amendment, modification or waiver of the provisions of this Section 19 shall require the written consent of each of Lender directly affected thereby.

20.           Savings Provision – Timing of Issuance of Qualifying Additional Debt Capital and Related Swap Contracts.    It is acknowledged that the reduction of the required Senior Debt to EBITDA Ratio to 4.50:1.00 as of December 31, 2008 (as contemplated by this Amendment) is likely to require the issuance of Qualifying Additional Debt Capital.  The Administrative Agent and the Lenders reserve all rights arising under Section 7.12 and the other provisions of the Credit Agreement arising from any failure to comply with Section 7.12 of the Credit Agreement and Section 16 of this Amendment as and when required, provided however that, in the event that:

(i)            Borrower issues any Qualifying Additional Debt Capital and/or enters into Swap Contracts conforming with the requirements of Section 16 of this Amendment during the period following December 31, 2008 and prior to the date upon which Borrower is required to have delivered a Compliance Certificate in respect of the Fiscal Quarter ending on December 31, 2008;

(ii)           as of the date of both the issuance of the relevant Qualifying Additional Debt Capital and the execution of such Swap Contracts, the Administrative Agent has not made demand for payment of the Obligations; and

(iii)          the issuance of such Qualifying Additional Debt Capital and the application of the proceeds thereof results in pro forma compliance with the terms of Section 7.12 of the Credit Agreement;

then the issuance of such Qualifying Additional Debt Capital shall be deemed to have cured any Event of Default in respect of Section 7.12 of the Credit Agreement as of December 31, 2008 and the issuance of such Swap Contracts shall be deemed to have cured any Event of Default in respect of Section 16 of this Amendment.

21.           Effectiveness of the Credit Agreement.  Except as hereby expressly amended, the Credit Agreement remains in full force and effect, and is hereby ratified and confirmed in all respects.

22.           Counterparts.  This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of this page intentionally left blank – Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

HERBST GAMING, INC., a Nevada corporation,
as Borrower

By:	/s/Edward J. Herbst
Name:	Edward J. Herbst
Title:	President

BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer

By:	/s/ Maurice E. Washington
Name:	Maurice E. Washington
Title:	Vice President

Exhibit A to Amendment

List of Deposit, Brokerage and Similar Accounts

Exhibit B to Amendment

Exhibit C to Amendment

Exhibit D to Amendment

CONSENT OF GUARANTORS

This Consent of Guarantors is delivered with reference to the Second Amended and Restated Credit Agreement dated as of January 3, 2007 (the “Credit Agreement”), among Herbst Gaming, Inc., a Nevada corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A. as Administrative Agent (“Administrative Agent”). Capitalized terms used herein are used with the meanings set forth for those terms in the Credit Agreement.

The undersigned consent to and approve Borrower’s execution and delivery of the proposed Amendment No. 2 to the Credit Agreement, and hereby reaffirm their respective guarantees of the Credit Agreement.

CALIFORNIA PROSPECTORS, LTD., a Nevada limited liability company

CARDIVAN COMPANY, a Nevada corporation

CORRAL COIN, INC., a Nevada corporation

CORRAL COUNTRY COIN, INC., a Nevada corporation

DAYTON GAMING, INC., a Nevada corporation

E-T-T ENTERPRISES L.L.C., a Nevada limited liability company

E-T-T, INC., a Nevada corporation

FLAMINGO PARADISE GAMING, LLC, a Nevada limited liability company

HGI – LAKESIDE, INC., a Nevada corporation

HGI – MARK TWAIN, INC., a Nevada corporation

HGI – ST. JO, INC., a Nevada corporation

LAST CHANCE, INC., a Nevada corporation

MARKET GAMING, INC., a Nevada corporation

PLANTATION INVESTMENTS, INC., a Nevada corporation

THE PRIMADONNA COMPANY, LLC, a Nevada limited liability company

THE SANDS REGENT, a Nevada corporation

ZANTE INC., a Nevada corporation

By:
Authorized signatory for each of the foregoing

Exhibit E to Amendment

CONSENT OF LENDER

Reference is hereby made to the Second Amended and Restated Credit Agreement dated as of January 3, 2007 (the “Credit Agreement”), among Herbst Gaming, Inc., a Nevada corporation (the “Borrower”), the lenders party thereto (collectively, the “Lenders”) and Bank of America, N.A. as Administrative Agent (the “Administrative Agent”).  Capitalized terms used herein are used with the meanings set forth for those terms in the Loan Agreement.

The undersigned Lender hereby consents to the execution and delivery of the proposed Amendment No. 2 to Amended and Restated Credit Agreement (the “Amendment”) by the Administrative Agent on its behalf, substantially in the form of the draft thereof presented to the Lenders via the Intralinks system.

If the undersigned Lender is a Revolving Lender, it consents to the conversion of a portion of its Revolving Loans to Term Loans in accordance with Section 2 of the Amendment, unless it has initialed the box set forth below.

☐                                                                                    By initialing the box to the left of this paragraph, the undersigned Revolving Lender elects NOT to have any portion of its Revolving Loans converted to funded Term Loans in accordance with Section 2 of the Amendment.

Dated as of ,2007.

[Name of Lender]

By:

Title:

[Note to consenting Lender - Please fax or email this consent to:

William M. Scott IV
Sheppard, Mullin Richter & Hampton, LLP
333 South Hope Street, 48th Floor
Los Angeles, California, 90071
bscott@sheppardmullin.com
telecopier: (213) 443-2717
telephone (213) 617-4276

Email submissions will be confirmed by return email.
There is no need to submit original signatures.]